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                                                                    EXHIBIT 2.02



                         FORM OF CERTIFICATE OF MERGER

        The undersigned, the President of Corixa Corporation, a Delaware corporation ("Corixa"), hereby certifies in connection with the merger of Corixa and Ribi ImmunoChem Research, Inc., a Delaware corporation ("Ribi") that:

        1. The name and state of incorporation of each of the constituent corporations of the merger is as follows:

               NAME                                   STATE OF INCORPORATION
               Corixa Corporation                            Delaware
               Ribi ImmunoChem Research, Inc.                Delaware

        2. An agreement and plan of merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

        3. The name of the surviving corporation of the merger is Corixa Corporation.

        4. The certificate of incorporation of Corixa, the surviving corporation, shall be the certificate of incorporation of the surviving corporation.

        5. The executed agreement and plan of merger is on file at an office of the surviving corporation. The address of the office of the surviving corporation at which the agreement of merger is filed is 1124 Columbia Street, Suite 200, Seattle, Washington 98104.

        6. A copy of the agreement and plan of merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

        Corixa has caused the Certificate to be signed by Steven Gillis, Ph.D., its authorized officer, this _____ day of __________, 1999.


                                        CORIXA CORPORATION


                                        By:_____________________________________
                                           Chairman and Chief Executive Officer